Exhibit 99.2

Tech Mahindra issues Public Announcement of the Offer

Amsterdam, 22 April 2009

This is a joint press release of Satyam Computer Services Limited and Venturbay Consultants Private Limited, a subsidiary controlled by Tech Mahindra Limited. It is issued in connection with Section 5, subsection 1, of the Dutch Decree on Public Offers FMSA (Besluit openbare biedingen Wft).

As previously disclosed by Satyam Computer Services Limited (“Satyam”), Satyam, Venturbay Consultants Private Limited (“Venturbay”), a subsidiary controlled by Tech Mahindra Limited (“Tech Mahindra”) and Tech Mahindra entered into a Share Subscription Agreement (“SSA”). Pursuant to the terms and conditions of the SSA, Venturbay proposes to acquire 31% of the share capital of Satyam. Following this initial subscription and subject to the terms and conditions of the SSA, Tech Mahindra is required to make a public offer in cash (the “Offer”) to acquire 20% of the enhanced share capital of Satyam at a minimum price of Rs. 58 per share. Today, a Public Announcement of the Offer to the shareholders of Satyam was issued on behalf of Venturbay and Tech Mahindra that contains certain information with respect to the Offer. A copy of the Public Announcement is expected to be available at the Securities and Exchange Board of India website at www.sebi.gov.in.

On 21 April 2009, Satyam announced that on 17 April 2009, Euronext Amsterdam N.V. conditionally approved Satyam’s application for delisting from NYSE Euronext, the regulated market of Euronext Amsterdam (“Euronext Amsterdam”) of its American Depositary Shares (“ADSs”). In accordance with the rules of Euronext Amsterdam, Satyam announced that the ADSs will be delisted from – and trading in the ADSs will no longer be possible on – Euronext Amsterdam with effect from the 20th business day from the date of its announcement, i.e. 20 May 2009. Satyam announced that the last day of trading for Satyam’s ADSs on Euronext Amsterdam will be 19 May 2009. Notwithstanding the delisting, the Offer will be open for participation by investors holding their ADSs through Euroclear Nederland (“ECN holders”) on such terms and conditions as are at least equal to those that apply to investors holding ADSs through DTC who participate. The terms and conditions for participation in the Offer will be posted by Satyam on Satyam’s website at www.satyam.com and by Tech Mahindra on Tech Mahindra’s website at www.techmahindra.com as soon as they are available. Upon delisting from Euronext Amsterdam, Satyam’s equity shares are expected to remain listed and traded on the Bombay Stock Exchange Limited (“BSE”) and the National Stock Exchange of India Limited (“NSE”), and its ADSs are expected to remain listed and traded on the New York Stock Exchange in New York (“NYSE”). Satyam does not currently intend to delist from any of the BSE, NSE or NYSE.

Further information

The information in this press release is not intended to be complete and for further information reference is made to the Public Announcement and to the additional information referred to therein.

Safe Harbor

Statements contained in this press release regarding future events or actions and all other statements in this release other than recitation of historical facts are forward-looking statements. Words such as “expect”, “intend”, “may”, “will”, and similar expressions are intended to identify such forward-looking statements. Forward-looking statements in this press release involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements of events or actions to differ materially from results expressed or implied by this press release. Such risk factors include, among others: uncertainties as to the timing of the acquisition of shares and uncertainty as to the timing of the Offer; the satisfaction of the closing conditions to the transaction, including the receipt of regulatory approvals; the competitive environment in the information technology services industry and competitive responses to the proposed acquisition; and whether the companies can successfully provide services/products and the degree to which these gain market acceptance. Actual results may differ materially from those contained in the forward-looking statements in this press release. This document does not constitute an offer to purchase or to sell securities in any jurisdiction.

Additional Information

In connection with its contemplated open public offer for certain equity shares of Satyam Computer Services, Ltd., Venturbay Consultants Private Limited, a subsidiary of Tech Mahindra Limited, will, directly and/or through an affiliate, file tender offer documentation with regulatory authorities including the Securities and Exchange Board of India and the United States Securities and Exchange Commission (SEC). This contemplated open public offer will be subject to various terms and conditions included in these materials. Investors and Satyam shareholders are strongly encouraged to read these materials once they become available including, for investors in Satyam’s American Depositary Shares, the tender offer statement and related documents filed with the SEC, because they will contain important information. Documents filed with the SEC will be available for no charge on the SEC’s website at www.sec.gov.